Exhibit 4.16
Shareholders’ Agreement
among
Techfaith Wireless Communication Technology (Hangzhou) Ltd.
and
Techfaith Intelligent Handset Technology (Beijing) Ltd.
and
Beijing E-Town International Investment & Development Co., Ltd.
on
Incorporation of a Joint Venture Company

Shareholders’ Agreement
This Shareholders’ Agreement (the “Agreement”) is made and entered into this day of April 22, 2011 in Beijing, the People’s Republic of China (excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan area for purpose of the Agreement, hereinafter referred to as the “PRC”) by and among the following parties:
1.
Techfaith Wireless Communication Technology (Hangzhou) Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC, with its domicile at the podium building of Building 1, No. 4028 South Ring Road, Binjiang District, Hangzhou, its registration number of business license for enterprise legal person being 330100400006332, and its legal representative being Wang Zhongbao (hereinafter referred to as “Party A”);

2.
Techfaith Intelligent Handset Technology (Beijing) Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC, with its domicile at Building 1, No. 13 Yong Chang North Road, Beijing Economic-Technological Development Area (Yizhuang), Beijing, its registration number of business license for enterprise legal person being 110000410270278, and its legal representative being Dong Deyou (hereinafter referred to as “Party B”); and

3.
Beijing E-Town International Investment & Development Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC, with its domicile at Room 405, No. 10 Hongda North Road, Beijing Economic-Technological Development Area, Beijing, its registration number of business license for enterprise legal person being 10302011626480, and its legal representative being Zhao Guangyi (hereinafter referred to as “Party C”).

Party A, Party B, and Party C are collectively referred to as “a Party” individually, and as “the Parties” collectively, and a Party’s opposite parties are referred to as the “other Parties”.
WHEREAS,
For the purposes of actively responding to the call of the Action Plan for Stimulating the Development of Southern Area of the City formulated by Beijing Municipal Government and building a new area of modern manufacturing industry in the southern area, the Parties intend to start the Techfaith High-end Manufacture Project in Daxing District, Beijing. The project will make full use of the industrial and resource advantages of Beijing, Daxing and Beijing Economic-Technological Development Area, combine excellent product designs with advanced production lines, and gather manufacturers of accessories and parts so as to build Daxing District into the largest manufacturing base of high-end smart mobile terminal products such as smart mobile phones and tablet computers in China in three to five years and an advanced manufacturing center with an output value of RMB tens of billions.

NOW THEREFORE, the Parties agree on the establishment of a joint venture company by joint investment through friendly consultations as follows:
1.	Representation and Warranties
Each Party represents and warrants that the following representations and warranties made by it are true and accurate:
1.1	It did not participate in any fraudulent activities that will cause significant adverse effects on any matters under the Agreement or on the Other Parities;
1.2
The Parties guarantee that their signing and performance of the Agreement does not violate any existing applicable laws of the PRC, any existing provisions of any Chinese government department, any existing judgment, ruling or decision of any court, arbitral tribunal or administrative department, any of their corporate documents, or any agreement, license or any other document binding upon them, made when or before the Agreement is executed; and

1.3
The parties guarantee that they are not subjects of dissolution, liquidation, or bankruptcy, did not and will not distribute their assets among their creditors and/or shareholders for the purpose of cease of their operations; they have not received any administrative order on, filed any application for, adopted any resolution on, or convened any meeting for dissolution, liquidation, or bankruptcy; and no event that can or will cause the filing of an application for any abovementioned dissolution, liquidation, or bankruptcy of them according to any applicable laws, regulations, or policies has occurred.

2.	Incorporation of the Joint Venture Company
2.1
The Parties agree that they will incorporate a joint venture company in accordance with the Company Law of the People’s Republic of China, other relevant laws and regulations and the provisions in this Agreement as soon as possible after the execution of the Agreement.

2.2	The joint venture company is a limited liability company to be incorporated in Daxing District, Beijing under the laws of the PRC.
3.	Business Scope and Term of the Joint Venture Company
3.1
The business scope of the joint venture company covers the development and production of mobile communication terminal equipment; manufacture of mobile phones, base stations, exchange equipment, and digital-set system equipment of mobile communication systems (including GSM, CDMA, DCS1800, DECT, and IMT2000); transfer of self-owned technology, technological development, technical consultations; and sales of self-made products.

3.2
The Parities shall make joint efforts to appropriately expand the business scope of the joint venture company according to its business development needs in accordance with relevant laws and regulations of the PRC through friendly consultations.

3.3	The operating period of the joint venture company under the Agreement shall be thirty (30) years.
4.	Registered Capital of the Joint Venture Company
4.1	Registered capital. The registered capital of the joint venture company under the Agreement shall be RMB five hundred million (RMB 500,000,000).
4.2
Capital contribution. The contribution to the registered capital shall be made in four installments. In the first installment, Party A and Party C shall make contribution to the registered capital in monetary form; in the second installment, Party B shall make contribution to the registered capital with its land-use right the value of which is shalll be the evaluated price accepted by the Parties, and the deficiency (if any) of the value of the land-use right shall be made up by Party B in monetary form. The evaluation of the land-use right shall be conducted by reference to the cost price paid by Party B for acquiring the land-use right by a qualified assets evaluation company that is engaged by the joint venture company and recognized by the Parties and the aforementioned cost price shall include and be limited to the sum of the transaction price as well as relevant taxes and charges that have been paid by Party B for acquiring the land-use right and can be verified by Party B by presenting relevant transaction evidences such as the invoice; in the third installment, Party C shall make contribution to the registered capital in monetary form; and in the fourth installment, Party A and Party C shall make contribution to the registered capital in monetary form.

4.3	Proportion of equity. Party A shall hold 49%, Party B 11%, and Party C 40% of the shares of the joint venture company.
4.4	Amount (unit: RMB ten thousand), time and form of the capital contributions are as follows:

Name of Shareholder	Party A	Party B	Party C	Total
Subscribed capital contribution	24,500	5,500	20,000	50,000
Ratio of contribution	49%	11%	40%	100%
The first installment
Amount of capital contribution	9,000		6,000	15,000
Form of capital contribution	In monetary form		In monetary form
Time of capital contribution	Prior to April 30, 2011		Prior to April 30, 2011

Name of Shareholder	Party A	Party B	Party C	Total
The second installment
Amount of capital contribution		5,500		5,500
Form of capital contribution		Land-use right, the deficiency of which shall be made up in monetary form
Time of capital contribution		Prior to November 30, 2011
The third installment
Amount of capital contribution			3,667	3,667
Form of capital contribution			In monetary form
Time of capital contribution			Prior to December 30, 2011
The fourth installment
Amount of capital contribution	15,500		10,333	25,833
Form of capital contribution	In monetary form		In monetary form
Time of capital contribution	Prior to April 30, 2013		Prior to April 30, 2013
5.	The Shareholders’ Meeting of the Joint Venture Company
5.1
The shareholders’ meetings shall be composed of all the shareholders and is the authority of the joint venture company. The shareholders’ meetings include regular meetings, which shall be convened yearly by the board of directors and presided over by the chairman of the board of directors, and temporary meetings, which shall be convened upon the decision by the shareholder(s) holding no less than one tenth (1/10) of the voting power or the proposal by no less than one third (1/3) of the directors or supervisors of the joint venture company.

5.2	The shareholders’ meeting of the joint venture company has the powers and rights to:
1) determine operational guidelines and investment plans;
2) elect and replace the directors and supervisors who are not the employees’ representatives and determine the matters relating to the remuneration of relevant directors and supervisors;

3) review and approve the reports of the board of directors;
4) review and approve the reports of the supervisors;
5) review and approve the annual financial budgetary plans and final accounting plans;
6) review and approve the profit distribution plans and loss make-up plans ;
7) make decisions on increasing or decreasing the registered capital;
8) make decisions on issuing corporate bonds;
9) make decisions on merger, separation, dissolution, liquidation or alteration of organizational form of the joint venture company or on establishment of any branch or subsidiary;
10) modify the articles of association;
11) determine the scope of authority of the chairman and the deputy chairman of the board of directors; and
12) review and approve the equity incentive scheme for the senior management.
5.3
The shareholders may exercise their voting rights in accordance with the proportions of their capital contributions at shareholders’ meetings. The shareholders’ resolutions shall be approved by shareholder(s) holding more than half of total voting rights, and the resolutions on any of the matters set out in the items 6) to 12) of the section 5.2 hereof shall be approved by shareholder(s) holding more than two thirds of total voting rights.

5.4	Other matters relating to the shareholders’ meeting’s powers and rights, convening and resolutions shall be specified separately in the articles of association of the joint venture company.
6.	The Board of Directors of the Joint Venture Company
6.1
The joint venture company shall establish a board of directors which is the executive body of the joint venture company. The board of directors shall be composed of five (5) directors, of whom two (2) shall be nominated by Party A, one (1) shall be nominated by Party B, and two (2) shall be nominated by Party C.

6.2
The board of directors shall have one chairman to be nominated by Party A and one deputy chairman to be nominated by Party C, and both the chairman and the deputy chairman shall be elected by the board of directors.

6.3
In the event of increase or decrease of the share capital of the joint venture company, the number of director(s) to be nominated by each Party shall be determined according to each Party’s shareholding in the joint venture company after such increase or decrease, and the members of the board of directors shall be re-elected.

6.4	The board of directors of the joint venture company has the powers and rights to:
1) convene shareholders’ meetings and report to them;
2) implement the shareholders’ resolutions;
3) make decisions on the matters relating to operational licensing, being licensed with, transfer of, and acceptance as a transferee of any know-how, patent or trademark;
4) prepare operational plans and investment plans;
5) prepare annual financial budgetary plans and final accounting plans;
6) prepare the profit distribution plans and loss make-up plans;
7) prepare plans on increasing or decreasing the registered capital or issuing corporate bonds;
8) prepare plans on merger, separation, alteration of organizational form of the joint venture company, or dissolution;
9) determine the establishment of internal managementarial organizations and the scope of authority of the senior management;
10) establish basic management systems, including the systems of internal control, finance and remuneration;
11) determine the appointment or dismissal of the general manager nominated by Party A, deputy general manager nominated by Party B and the chief financial officer nominated by Party C and their remuneration as well as the remuneration of the core technicians and business personnel;
12) make decisions on the joint venture company’s investment in, guarantee for, loan to or assets disposal (including transfer, acceptance of assets as the transferee and donation) to any entity, the amount of which shall be no more than RMB 4,000,000 within one year (365 days); and
13) make decisions on the joint venture company’s investment in, guarantee for, loan to or assets disposal (including transfer, acceptance of assets as the transferee and donation) to any entity, the amount of which shall be no more than RMB 4,000,000 within one year (365 days).
6.5	The meetings of the board of directors of the joint venture company can be duly convened when being attended by more than two thirds (2/3) of the directors.
6.6
Any resolution of the meeting of the board of directors shall be approved by affirmative votes of more than half (1/2) of the directors, and the resolutions on any of the matters specified in item 13) of the section Article 6.4 hereof shall be approved by affirmative votes of more than two thirds (2/3) of the directors. In the process of voting at any meeting of the board of directors, the one-man-one-vote system shall apply.

6.7	Other matters relating to the meeting of the board of directors’ powers and rights, convening and resolutions shall be specified in the articles of association of the joint venture company.
7.	Supervisors of the Joint Venture Company
7.1
The joint venture company does not establish any board of supervisors and shall have two (2) supervisors, of whom one shall be nominated by Party A and the other shall be nominated by Party C, and the supervisors shall be elected by shareholders’ meeting.

7.2	The supervisors’ powers and rights shall be specified in the articles of association.
8.	Senior Management of the Joint Venture Company
8.1	The joint venture company shall have one (1) general manager who shall be nominated by Party A. The appointment or dismissal of the general manager shall be determined by the board of directors.
8.2
The joint venture company shall have one (1) deputy general manager who shall be nominated by Party B. The appointment or dismissal of the deputy general manager shall be determined by the board of directors.

8.3
The joint venture company shall have one (1) chief financial officer, who shall be nominated by Party C. The appointment or dismissal of the chief financial officer shall be determined by the board of directors.

9.	Share Transfer
The transfer of the shares in the joint venture company held by Party C shall be subject to the administrative measures on government equity investments formulated by the Financial Bureau of Beijing Municipal People’s Government for the commercialization of scientific and technological achievements and overall planning of industrial projects.
10.	Capital Increase
Upon the resolutions two thirds (2/3) of the shareholders, the joint venture company may increase its registered capital from time to time. The Parties are entitled to contribute to the additional capital preemptively according to their respective proportion of shareholding in the joint venture company upon such increase.
11.	Distribution of Profits in the Joint Venture Company
The Parties agree that the joint venture company shall distribute its distributable and lawful profits of each fiscal year among the Parties in proportion to their respective shareholding percentages of the shares of the joint venture company according to the profit distribution plan adopted by the shareholders’ meeting.

12.	Transfer of this Agreement
Without the prior written consent of the other Parities, any Party shall not transfer or assign its rights or obligations hereunder. This Agreement shall be binding upon each Party and its successors and assignees recognized by the other Parties.
13.	Severability of this Agreement
In the event that any provision of this Agreement is determined to be invalid in whole or in part, other provisions shall be performed by the Parties.
14.	No Partnership, Cooperative Operation, Joint Operation, or Agency among the Parties
No provision of the Agreement may be deemed as establishment of any partnership, cooperative operation or joint operation among the Parties for any purpose, nor shall any Party be treated as the agent of the other Parties.
15.	Taxes and Other Expenses
Unless otherwise provided or agreed in this Agreement or by the Parties in writing, each Party shall bear its own taxes and other expenses incurred in the preparation, negotiation, execution and performance of this Agreement.
16.	Breach and Remedy
16.1	A Party is in breach of this Agreement if:
i) it breaches its representations or warranties in this Agreement;
ii) it or its representative breaches any provision of this Agreement in the process of exercising its voting power at shareholders’ meeting;
iii) the director(s) nominated by it breaches any provision of this Agreement in the process of exercising its voting power at any meeting of the board of directors;
iv) any other breach occurs, including the breaches specified in sections 17.2.3 (ii) or (iii) hereof; or
v) it breaches the articles of association and harms the interests of the joint venture company or any other shareholder.
16.2
In the event that a breaching Party fails to effectively remedy the breach within thirty (30) days after receiving the other Parties’ notice, either of the other Parties is entitled to take, at its sole discretion, one or more remedy measures set out below:

i) to suspend the performance of its obligations under this Agreement and resume such performance after the abovementioned breach has been remedied (Notes: such suspended performance does not constitute any failure of delay of performance of any obligations);

ii) to claim for compensation for the losses of the joint venture company or the non-breaching parties according to relevant laws and regulations and the provisions of this Agreement; to require, in its own name and on behalf of the joint venture company, the breaching party to compensate for the losses of the joint venture company;
iii) to require the breaching party hereto to specifically perform its obligations under this Agreement and to apply to the arbitral authority specified in section 23 hereof for making an arbitration award requiring the specific performance of the breaching party’s obligations under this Agreement; and
iv) to issue a written notice to the breaching party to terminate this Agreement promptly.
16.3	The rights and remedies specified in this Agreement are accumulative without prejudice to a Party’s rights to claim for other rights or remedies according to relevant laws.
17.	Term, Modification and Termination of this Agreement
17.1	The Agreement shall remain valid and effective unless and until terminated according to relevant laws or by the Parties according to section 17.2 hereof.
17.2	Modification and Termination of this Agreement
17.2.1
Any modification or termination of this Agreement shall be made by written agreements among the Parties, unless a Party terminates this Agreement unilaterally according to the provisions of this Agreement.

17.2.2
The modification or termination of this Agreement shall not affect each Party’s rights to claim for damages under this Agreement. In the event that any modification or termination of the Agreement causes losses to a Party, the breaching party shall liable to compensate for such losses, unless it is exempted from such liabilities by law.

17.2.3	A Party may issue a notice to terminate this Agreement (hereafter referred to as the “Notice of Termination”) and this Agreement may be terminated unilaterally if:
i) either of the other Parties fails to make its contribution to the registered capital of the joint venture company within six (6) months after the deadline for it to make such contribution;
ii) either of the other Parties fails to perform any of its substantive obligations under this Agreement and thus causes material and adverse impact on the joint venture company’s business operations under this Agreement;

iii) either of the other Parties (a) is insolvent; (b) cannot repay its matured debts; (c) causes a receiver, trustee, or executor of all or part of its property, income, or itself to be appointed; (d) adopts a resolution on its dissolution; or (e) has filed an application to the competent court for bankruptcy liquidation or will be or have been dissolved according to the order of competent administrative authorities;
iv) the license or authorization that is necessary for the performance of this Agreement and required by the laws or regulations of the PRC fails to be obtained, has been withdrawn or modified, or fails to be renewed within the joint venture company’s operating term under this Agreement;
v) major assets or property of either of the other Parties or the joint venture company in the PRC has been confiscated or expropriated; or
vi) the party is affected by force majeure (as defined in section 18 hereof).
18.	Force Majeure
18.1
The force majeure means any unforeseeable, uncontrollable or unavoidable event that occurs after this Agreement is executed, causes total or part failure to perform this Agreement and leads to a failure to achieve the joint venture company’s purposes of operation under this Agreement. The force majeure events include strike, fires not attributable to any Party, flood, earthquake, typhoon and other natural disasters, diseases, war (whether declared or not), turmoil, exercise of govermental power or declaration of such exercise, actions of legislature, court or government, blockade, embargo and shortage or disruption of energy, raw materials or transportation.

18.2
In the event of force majeure, a Party or the Parities affected may suspend its/ their performance of this Agreement within the scope and period affected by the force majeure, and may postpone the performance of this Agreement to the length of period equal to that affected by the force majeure provided that it will assume no liability for its postponement. A Party that declares that it has been affected by the force majeure shall notify the other Parties and the joint venture company of the same promptly in an appropriate manner and present reasonably substantial evidences verifying the existence and the duration of the adverse effect of the force majeure to the other Parties and the joint venture company and shall try its best to reduce or eliminate the influence of the force majeure on its performance of its obligations under this Agreement.

18.3
In the event of the force majeure, the Parties shall cooperate with each other to reach an appropriate resolution and make reasonable efforts to reduce the consequences of the force majeure. In the event that the Parties fail to reach a resolution within six (6) months after the force majeure occurs, a Party that is affected by the adverse consequences of the force majeure is entitled to issue a Notice of Termination in accordance with section 17.2.3 (vi). A meeting of the board of directors of the joint venture company shall be convened within twenty (20) days after the other Parties receive the Notice of Termination.

19.	Validity of this Agreement
19.1
This Agreement constitutes a true and complete declaration of intention among the Parties to establish the joint venture company and shall supersede any and all agreements (oral or written), memorandums and arrangements on the incorporation of the joint venture company. No party enters into the Agreement merely depending on any declaration, representation or warranty not specified or mentioned herein.

19.2
This Agreement and the articles of association of the joint venture company constitute a set of legal documents. In the event of any discrepancy between this Agreement and the articles of association of the joint venture company, the articles of association shall prevail.

20.	Confidentiality
20.1	Each Party shall keep confidential any information relating to the following (the “Confidential Information”):
i) businesses or assets of the joint venture company, each Party or their associates;
ii) existence or contents of the Agreement; or
iii) all the information provided by a Party to the other Parties according to the provisions of this Agreement.
Unless under the circumstances specified in section 20.2 hereof, without the prior written consent of the other Parties, a Party shall not use or disclose any Confidential Information to any third party for the purposes of, among others, its own business.
20.2	The obligations of confidentiality specified in section 20.1 hereof shall not apply to any of the following circumstances:
i) A Party discloses any information to its own associates or professional advisors for fulfilling this Agreement;
ii) A Party discloses the information independently developed by itself, the information it obtained third parties that are entitled to disclose the same, or the information that is publicly known by the means not in violation of any provision of the above section 20.1 hereof;
iii) A Party discloses any information in accordance with relevant laws, rules of the related stock exchange or binding judgements, orders or requirements of any competent court, regulatory authority, or any other government department, or the requirements of the procedures of any regulatory authority or any other government department; or
iv) A Party discloses any information to any tax authority for the taxation matters of it or its associates.
20.3	The provisions of section 20.1 hereof shall survive during the two (2) years immediately following the termination of this Agreement.

21.	Notice
Any notice, claim, request, or requirement (collectively referred to as “Notice”) relating to this Agreement or to the matters under this Agreement shall be made in Chinese and shall be deemed to having been served upon the recipient after it is delivered to the following address:
In the event of a Notice to Party A:
Name: Techfaith Wireless Communication Technology (Hangzhou) Ltd.
Address: Techfaith Software Park, Wangshang Road, Binjiang District, Hangzhou
Fax: +86(571)-86698819
Attn: Zheng Guoliang
In the event of a Notice to Party B:
Name: Techfaith Intelligent Handset Technology (Beijing) Ltd.
Address: Building 1, No. 13, Yong Chang North Road, Beijing Economic-Technological
Development Area (Yi Zhuang), Beijing
Fax: +86(10)-58228606
Attn: Ge Ziyu
In the event of a Notice to Party C:
Name: Beijing E-Town International Investment & Development Co., Ltd.
Address: 6/F, Building 61, BDA International Enterprise Avenue, No.2 Jingyuan North Road,
Beijing Economic-Technological Development Area, Beijing
Fax: +86(10)-67862607
Attn: Yang Gang
The Notice may also be sent to any other address, email or fax number to be notified by a Party according to section 21 hereof. A Notice may be sent by hand, by fax, bu email or overnight express delivery. Without prejudice to the aforementioned provisions, a Notice shall be deemed as having been served upon the recipient on the next working day if it is sent by fax, when it is delivered to the above address if sent by overnight express delivery, or when the successful sending of the Notice is acknowledged by the sender’s email system if sent by Email.
22.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the PRC.
23.	Dispute Resolution
Any disputes arising from or in connection with this Agreement (the “Disputes”) shall be resolved first by the Parties through friendly negotiation. If the Disputes fail to be resolved through friendly negotiation within thirty (30) days after a Party issues a written notice of the Disputes to the other Parities, each Party is entitled to file a lawsuit to the competent court to resolve the Disputes.
During the period of resolving the Disputes, each Party shall continue performing its obligations under this Agreement.

24.	Effect
This Agreement shall become effective as of the date when the Parties’ respective duly authorized representatives sign and affix their respective official seals on this Agreement.
25.	Language and Counterparts
The Agreement shall be made in Chinese in sextuplicate with equal legal force. Two (2) copies of the Agreement shall be held by each Party.
[The Remainder of This Page Intentionally Left Blank]

[For Signatures Only]
The Agreement has been signed by the Parties on the date specified on the first page of the Agreement.
Party A: Techfaith Wireless Communication Technology (Hangzhou) Ltd.
Signatory: /s/ Wang Zhongbao
Name: Wang Zhongbao
Title:
Party B: Techfaith Intelligent Handset Technology (Beijing) Ltd.
Signatory: /s/ Dong Deyou
Name: Dong Deyou
Title:
Party C: Beijing E-Town International Investment & Development Co., Ltd.
Signatory: /s/ Li Xiaoping
Name: Li Xiaoping
Title: